Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This AGREEMENT is made between Micah S. Goldstein (“Goldstein”) and Stanley Furniture Company, Inc. and its affiliates, subsidiaries, parent, predecessors, successors and assigns (referred to herein, collectively and individually, as “Stanley” or “Company”).

A. REASONS FOR AGREEMENT

1. In connection with ceasing manufacturing operations of Stanley and adjusting the size of Stanley’s overhead structure, Goldstein is resigning his employment as Chief Operating and Financial Officer with Stanley on August 11, 2014 (the “Separation Date”).

2. In recognition of Goldstein’s service to Stanley and for the consideration from Goldstein specified below, the Company has agreed to provide Goldstein with certain benefits as described below.

B. AGREEMENT

For and in consideration of the mutual promises and commitments specified herein, the parties agree as follows:

1. Special Severance Package.  The Company agrees to provide Goldstein with the following benefits, which are referred to as the “Special Severance Package.”

(a) Goldstein shall be entitled to (i) an initial lump sum payment of two months of his base salary (at the rate in effect immediately prior to the Separation Date), and (ii) to continue to receive his base salary (at the rate in effect immediately prior to the Separation Date) for an additional seven (7) months from the date of the Separation Date.  The monthly payments shall be made in accordance with the Company's general payroll practices as special severance payments.  The payments shall subject to standard withholdings.

(b) Goldstein shall be vested in 55,109 shares from the outstanding restricted stock awards previously granted by the Company to Goldstein.  This represents pro rata vesting through December 31, 2014 for the awards made prior to 2014 that are subject to vesting based solely on the lapse of time and twenty-five percent (25%) vesting of the time-vested portion of the award made in 2014.  The shares shall be vested on the Separation Date and shall be subject to standard tax withholding.

(c) Except as provided in Section 1(b), the provisions of stock options and restricted stock awards previously granted by the Company to Goldstein will be governed by the terms and conditions of the award agreements, including the provisions providing for forfeiture of unvested stock options and restricted stock on separation from the Company.

(d) After the Separation Date, Goldstein may continue his Company medical and dental insurance benefits under COBRA guidelines.  For nine (9) months after the Separation Date if Goldstein elects COBRA coverage, the Company will reimburse Goldstein for any additional cost over the amount that Goldstein is paying for Company medical and dental insurance at his Separation Date. The Company payments will end if Goldstein discontinues COBRA coverage, fails to pay his COBRA premium, does not elect COBRA coverage, or obtains employment under which he is entitled to participate in a medical or dental benefit plan.  If Goldstein obtains employment during the nine (9) month period that does not provide medical or dental benefits, Goldstein will provide confirmation of the lack of coverage in writing to the Company.

2. Resignation as Officer and Director.  In conjunction with his separation from employment, Goldstein agrees to resign as an officer and as a member of the Board of Directors of Stanley as of the Separation Date.

3. General Release.  In consideration for the Special Severance Package, and to the extent permitted by applicable law, Goldstein agrees, for himself and his heirs, representatives, successors and assigns, that he has been finally and permanently separated from employment with Stanley, and that he waives, releases and forever discharges Stanley, its owners, shareholders, directors, officers, employees and agents from any and all claims, known or unknown, that he has or may have relating to or arising out of his employment with Stanley and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Goldstein’s’ employment.

Goldstein specifically warrants and represents that he is not aware of any factual basis for any claims against Stanley under either the Fair Labor Standards Act or the Family and Medical Leave Act, or any state equivalents of such laws.

Goldstein acknowledges that he does not have a charge of discrimination or complaint currently pending before the U.S. Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor, the North Carolina Department of Labor, or a comparable local, state or federal agency.  Goldstein further understands that this Agreement does not preclude him from initiating a future charge of discrimination with the EEOC or a comparable state or federal agency.  However, by signing this Agreement, Goldstein hereby agrees that he is not entitled to reinstatement or any monetary or other damages or relief that may be sought on behalf of him by the EEOC (or a comparable state or federal agency) or recovered in any litigation stemming from any such filing of a charge of discrimination or complaint on behalf of him, or those similarly situated with him, by the EEOC or a comparable state or federal agency, any rights to which he hereby forever waives.

If requested by Stanley, Goldstein agrees to execute a separate release in the form of paragraph 3 and 4 at the Separation Date.

4. Special Release Notification.  The General Release in paragraph 3 includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Goldstein acknowledges the following:

(a) that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release;

(b) that he has been advised to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(c) that he has been advised to consider fully this release before executing it;

(d) that he has been offered ample time and opportunity, in excess of 21 days, to do so;

(e) that this release shall become effective and enforceable seven (7) days following execution of this Separation Agreement and General Release by Goldstein, during which seven (7) day period Goldstein may revoke his acceptance of this Separation Agreement and General Release by delivering written notice to Anita W. Wimmer, Stanley Furniture Company, 200 Hamilton Street, No. 200, High Point, North Carolina, 27261.

5. Taxes. To the extent that any taxes may be due on the payments provided in this Agreement beyond any withheld, Goldstein agrees to pay such taxes and to indemnify and hold the Company and its agents and affiliates harmless for any tax payments owed, interest, penalties, levies, or assessments resulting from the payments provided hereunder or from any failure by Goldstein to pay such taxes, interest, penalties, levies or assessments.

6. Confidentiality.  Goldstein agrees that he will not divulge or give anyone any confidential information obtained by him during his employment concerning Stanley’s business or affairs, including without limitation, information relating to human resources matters, policies, and other confidential or proprietary information or trade secrets, and to the Company’s relationships with actual or potential customers or the needs or requirements of such customers.  Employee also agrees not to disclose any information concerning any legal matters in which the Company is involved except as required by lawfully issued subpoena.

7. Noncompetition.

(a) Except with the prior consent in writing of the Company, Goldstein shall not, for a period of twelve (12) months after the Separation Date (the “Restricted Period”): (i) engage in Competitive Activity (as defined below) within the United States; or (ii) assist any entity or person to engage in Competitive Activity within the United States.

(b) “Competitive Activity” means competing against the Company by: (i) engaging in work for a competitor of the Company that is the same as or substantially similar to the work Goldstein performed on behalf of the Company; or (ii) engaging in an aspect of the Restricted Business (as defined below) that Goldstein was involved with on behalf the Company.  Notwithstanding the preceding, passively owning less than 5% of the outstanding shares in a public company shall not constitute by itself Competitive Activity or assisting others to engage in Competitive Activity.

(c) The “Restricted Business” means: (i) the business engaged in by the Company as of Separation Date; and (ii) the business of designing, sourcing, manufacturing, and/or selling wood furniture for the residential market.

8. Nonsolicitation of Employees.  For a period of twelve (12) months after the Separation Date, Goldstein shall not, either on his own account or for any person, firm, partnership, corporation, or other entity, without prior written consent by an officer of the Company, (a) solicit, interfere with, or endeavor to cause any employee of Stanley to leave his or her employment; (b) induce or attempt to induce any such employee to breach his or her employment agreement with Stanley; or (c) identify Stanley employees to his subsequent employer so that the subsequent employer will induce or attempt to induce any such employee to breach his or her employment agreement with Stanley.

9. Noninterference.

(a) During the Restricted Period, Goldstein shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from anyone other than the Company that are competitive with or a substitute for the services or products offered by the Company; (ii) solicit, encourage, or cause any Restricted Customer not to do business with or to reduce any part of its business with the Company; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, affiliates, officers, managers, directors or employees, whether in writing, verbally, or on any online forum; (v) communicate with shareholders of the Company about any matter related to the Company, other than communications with officers of the Company or with the Board of the Company in Goldstein’s status as a shareholder of the Company, or (vi) assist anyone else to engage in the conduct prohibited by this Section.

(b) “Restricted Customer” means: (i) any Company customer with whom Goldstein had business contact or communications at any time during the 12 months prior to the Separation Date; (ii) any Company customer for whom Goldstein supervised or assisted with the Company’s dealings at any time during the 12 months prior to the Separation Date; and (iii) any Company customer about whom Goldstein received confidential information in the course of employment with the Company at any time during the 12 months prior to the Separation Date.

10. No Admission.  It is understood and agreed that, prior to entering into this Separation Agreement, Stanley has admitted no liability for the Special Severance Package provided herein or for any other benefits other than those provided by contract or Company policy.  Stanley has entered into this Separation Agreement and General Release solely for the purpose of maintaining an amicable and cooperative relationship between Goldstein and Stanley.

11. Company Property.  Prior to the Separation Date, Goldstein agrees to return to the Company all property of the Company.  For purposes of this Section, “property of the Company” includes, but is not limited to, keys, corporate credit cards, equipment, books, supplies, computer programs, originals and copies of all corporate documents, including financial records and information, customer lists and other customer information, and any other materials, whether prepared by Goldstein or by others, but excludes anything owned by Goldstein individually.

12. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina, without regard to otherwise applicable conflict of law principles.  Any action or proceeding arising out of or relating to this Agreement or Goldstein’s employment with or separation from the Company must only be brought in a state or federal court located in North Carolina.

13. Severability.  If any provision of this Agreement is determined to be in violation of any law, rule, or regulation or otherwise unenforceable, such determination will not affect the validity of any other provision of this Agreement, which will remain in full force and effect.  Each section, provision, paragraph and subparagraph of this Agreement is severable from every other section, provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

14. Counterparts; Headings.  This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.  The paragraph headings in this Agreement are for reference and convenience only, and shall not modify or effect its substantive terms.

15. Entire Agreement.

(a) The parties understand and agree that all terms of this Separation Agreement and General Release are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(b) Goldstein understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in his best interest.  Goldstein represents and warrants that, in negotiating and executing this Separation Agreement and General Release, he has had an adequate opportunity to consult with competent counsel or other representatives of his choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

(c) The parties have carefully read this Separation Agreement and General Release in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

THIS AGREEMENT WAS PROVIDED TO MICAH S. GOLDSTEIN

ON JULY 14, 2014

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing General Release and Separation Agreement this __7th___ day of August, 2014.

_August 7, 2014__________

/s/ Micah S. Goldstein

Date

Micah S. Goldstein

STATE OF _North Carolina_______________

CITY/COUNTY OF _Guilford_____________

The foregoing instrument was acknowledged and signed before me by Micah S. Goldstein this   7th day of August, 2014.

_/s/ Jill A. Choplin_________________

Notary Public

My Commission Expires: ___August 1, 2016_____

STANLEY FURNITURE COMPANY, INC.

__August 5, 2014________________

By: /s/ R. Glenn Prillaman__________

Date

Its _CEO and President__________________